EXHIBIT 10.1
EMPLOYMENT AND CONSULTING AGREEMENT
     THIS EMPLOYMENT AND CONSULTING AGREEMENT (this “Agreement”) is made effective as of April 10, 2008 (the “Effective Date”) by and between Paris G. Reece III (“Mr. Reece”) and M.D.C. Holdings, Inc., a Delaware corporation (the “Company”).
     WHEREAS, Mr. Reece will retire as an officer of the Company effective at the close of business on the Retirement Date (as defined below); and
     WHEREAS, Mr. Reece has been a loyal and effective employee of the Company and deserves to be rewarded for his service to the Company; and
     WHEREAS, Mr. Reece and the Company have announced that, after the date of his retirement as an officer of the Company, Mr. Reece will continue to provide services to the Company on a more limited basis.
     NOW, THEREFORE, the parties agree as follows:
     1. Retirement from Officer Positions; Continued Employment; Consulting. From the Effective Date of this Agreement through the Retirement Date, Mr. Reece will remain employed by the Company on the same terms of his employment as of the Effective Date, and will continue to receive the same compensation and benefits. Mr. Reece confirms that, effective as of the close of business on the Retirement Date, he will retire from all officer and director positions with the Company and the Company’s subsidiaries. The Company and Mr. Reece hereby confirm that Mr. Reece will continue to be employed as an employee of the Company for the term set forth below, and will thereafter continue his services as a consultant. On or before the next business day following the Retirement Date, the Company will pay Mr. Reece: (i) a lump sum payment constituting his pro-rated annual bonus for 2008 (pro-rated through the Retirement Date and calculated on the basis of $54,275 per month or $1,787.67 per day); (ii) a lump sum payment consisting of his accrued and unused vacation as of the Retirement Date, computed based upon his compensation as of that date; and (iii) a lump sum payment of $17,876.70. These amounts will be subject to applicable withholding.
     1.1 The “Retirement Date” shall mean the later of (a) the close of business on August 1, 2008, or (b) the close of business on the first business day following the filing of the Company’s quarterly report on Form 10-Q for the period ending June 30, 2008 and the occurrence of the Company’s earnings release conference call for that period.
     2. Employment Term. Following the effective date of his retirement, Mr. Reece will continue to be employed as a Company employee for a term commencing on the first calendar day following the Retirement Date and ending at the close of business on December 31, 2008 (“Employment Term”). As an employee, Mr. Reece will perform the duties outlined in Section 4.1 below. Mr. Reece’s employment with the Company will terminate effective as of the close of business on December 31, 2008. Mr. Reece shall return all property in the possession of Mr. Reece which is owned by the Company at the close of business on December 31, 2008 (with the exception of the items identified in Section 6.3 below). This Agreement may be terminated earlier pursuant to Section 8 below.

     3. Consulting Term. Effective as of January 1, 2009, and continuing through December 31, 2009 (“Consulting Term”), the Company agrees to engage Mr. Reece as an independent contractor to perform the duties outlined in Section 4.2 below.
     4. Duties.
     4.1. During the Employment Term, Mr. Reece will perform functions and duties within the scope of and consistent with the functions and duties performed while he was an officer of the Company, as they may be reasonably assigned by the Company’s Chief Operating Officer; provided that Mr. Reece will not be responsible for the public reporting requirements of the Company. Mr. Reece will report directly to the Company’s Chief Operating Officer. Mr. Reece will not supervise any Company employees or other personnel.
     4.2. During the Consulting Term, Mr. Reece will perform certain of the same functions and duties described above, as agreed upon by the parties, when the need for such work arises.
     4.3. The duties performed by Mr. Reece during the Employment Term and the Consulting Term will not exceed 10 hours per week.
     5. Responsibilities. Mr. Reece agrees to observe, abide by and comply with all corporate policies and procedures of the Company. Mr. Reece hereby certifies that, since he last signed a Certificate of Compliance, he is not aware of any violations of the Company’s Corporate Code of Conduct that have not been reported to the other members of the Company’s Compliance Committee.
     6. Compensation and Benefits.
     6.1 During the Employment Term:
     6.1.1 Mr. Reece will receive a gross salary of $20,000 per month (to be prorated for any partial months), less applicable deductions and deductions required by law, payable on the Company’s regular pay dates.
     6.1.2 Mr. Reece will continue to vest in the Company’s 401(k) plan, according to its terms; will be eligible for the 2008 Company’s
401(k) matching contribution, if Mr. Reece remains employed through December 31, 2008; will continue to vest in any equity awards under the 2001 Equity Incentive Plan (the “Plan”), according to the terms of that Plan and any award agreements or certificates (“Award Agreements”); and will continue to use the Glenmoor Country Club membership on the same terms as prior to the Retirement Date.
     6.1.3 The Company will pay the employer’s cost and Mr. Reece will pay the employee’s cost, if any, for Mr. Reece to continue his coverage under all of the Company’s insurance plans that Mr. Reece had in place on the Retirement Date. Since Mr. Reece will no longer be a Company officer and not be eligible to continue in the Exec-U-Care program after the Retirement Date, Mr. Reece shall be responsible for obtaining and paying the cost of COBRA coverage for the Exec-U-Care program.

     6.1.4 At the close of business on December 31, 2008, (i) Mr. Reece will be fully vested in all shares of restricted stock that were previously awarded to him and that are unvested as of that date; and (ii) the Company will assign and/or relinquish its rights to Mr. Reece to the Glenmoor Country Club membership that Mr. Reece has been using, and Mr. Reece will pay all applicable assignment fees, if any. Mr. Reece will be responsible for all local, state, federal taxes on this compensation.
     6.1.5 Except as set forth above, Mr. Reece will receive no benefits including, without limitation, vacation, sick leave, retirement benefits, disability benefits or any other employer provided benefit or fringe benefit.
     6.2 During the Consulting Term:
     6.2.1 Mr. Reece will receive compensation in the gross amount of $20,000 per month (to be prorated for any partial months) payable on or before the 10th day of each month or, at the Company’s discretion, on the Company’s payroll dates for the work to be performed that month. Mr. Reece shall be entitled only to this compensation and to no other compensation whatsoever. MR. REECE WILL BE RESPONSIBLE FOR ALL LOCAL, STATE, FEDERAL AND SELF-EMPLOYMENT TAXES ON THIS COMPENSATION.
     6.2.2 The Company will reimburse Mr. Reece for reasonable out of pocket expenses (other than commuting expenses incurred in the metropolitan Denver area) incurred in the performance of the Company’s business.
     6.2.3 Mr. Reece will not receive any benefits including, without limitation, any medical plan benefits. Mr. Reece shall be responsible for obtaining and paying the cost of COBRA coverage for any medical plan coverage. Mr. Reece will not vest in any equity awards during the Consulting Term or as a result of his engagement as a consultant, but rather the terms of the Plan and the Award Agreements will govern.
     6.3 As additional consideration, Mr. Reece may keep the laptop (cleaned of data and software) and components (keyboard, monitor, docking station, and charger) that were provided for his use as of the Retirement Date.
     7. Confidentiality; Non-Solicitation; Non-Compete.
     7.1 Mr. Reece recognizes and acknowledges that he has and will have access to confidential information of the Company, its subsidiaries and affiliated companies, and that such information constitutes valuable, special and unique property and trade secrets of the Company, its subsidiaries and affiliated companies. Mr. Reece agrees that he will not use, disclose or otherwise permit, and will take all reasonable precautions to prevent any person, firm, corporation, or other entity from having access to the confidential information of the Company, except for authorized representatives of the Company, its subsidiaries and affiliated companies, and except as authorized in writing by the Company.
     7.2 Mr. Reece agrees that, during a term expiring on December 31, 2010, he will not induce or attempt to induce (on behalf of himself or any other party) any employee of the Company (or its subsidiaries) to leave the employment of the Company or its Subsidiaries (the “Non-Solicitation Obligation”). The Non-Solicitation Obligation shall survive until December 31, 2010.
     7.3 Mr. Reece acknowledges that, should the confidential information described above become available to one of the Company’s competitors, there is a grave risk that the Company would be damaged financially as a result. Mr. Reece recognizes that any agreement to maintain the confidentiality of such information would be difficult to enforce if he went to work for a competitor of the Company. Therefore, Mr. Reece agrees that for a period continuing through December 31, 2009, he will not own, control, operate, manage, consult with, be employed by, or otherwise participate in any business that builds and sells single family detached homes in the markets in which the Company or its subsidiaries build and sell single family detached homes and substantially competes with the Company (collectively, the “Competing Business”), provided, however, Mr. Reece may own stock in a publicly traded company engaged in the Competing Business so long as his ownership is less than 10% of the outstanding stock of the publicly traded company. Mr. Reece acknowledges that it is his intent, through his retirement, to work substantially fewer hours and, accordingly, the compensation set forth above compensates him for any loss that he may incur as a result of this provision. Any breach of this provision by Mr. Reece will entitle the Company to such relief, including injunctive relief, as may be permitted by law or equity.
     7.4 In view of the nature of Mr. Reece’s prior and current employment and the information he has received during the course of his employment, he acknowledges that the Company would be irreparably harmed by any violation, or threatened violation, of this Section 7 and that, therefore, the Company shall be entitled to an injunction prohibiting him from any violation or threatened violation of this Section. Mr. Reece also acknowledges that, in the event that he should breach any of his obligations under this Section, his employment or engagement will automatically terminate and he will be entitled to no further salary, compensation or benefits. The obligations under this Section shall survive the termination or expiration of this Agreement.
     8. Termination. Neither party may terminate this Agreement from the Effective Date through the end of the Consulting Term of this Agreement unless the other party’s performance or conduct is in breach of this Agreement. In such event, the non-breaching party may terminate this Agreement after giving written notice to the breaching party specifying the claimed breach and a meaningful opportunity to cure such breach.
     9. Dispute.
     9.1 In the event of a dispute, controversy or claim arising out of or relating to this Agreement, except for any dispute, controversy or claim arising out of or related to Sections 7, 8 or 10 of this Agreement, such matter will be resolved exclusively by binding arbitration in Denver, Colorado before the Judicial Arbiter Group or other organization agreed upon by both parties. The Company will pay the expenses of the arbitrator. Each party will bear its own expenses, including legal fees and expenses, in conducting such arbitration. The arbitrator in such arbitration shall have no authority to award punitive or special damages to any party. The award of the arbitrator may be enforced in any court of competent jurisdiction.
     9.2 Any claim arising from or pursuant to this Agreement must be made in writing no later than (i) 90 days after the facts upon which such claim is based were known or would have been discovered through the exercise of reasonable diligence or (ii) twelve (12) months after the occurrence of such facts, which ever time first occurs. If the parties are unable to amicably resolve any claim, an arbitration proceeding must be commenced pursuant to the preceding Section not later than twelve (12) months after the first to occur of (i) or (ii) of this Section. Any claim not timely made within the periods set forth in this Section shall be deemed irrevocably waived.
     10. Non-Disparagement. Both parties mutually agree that they will not make any disparaging public comments or remarks about the other party (including comments or remarks regarding the Company’s employees and/or directors). The obligations under this Section shall survive the termination or expiration of this Agreement.
     11. Release. Except for the obligations under this Agreement, Mr. Reece hereby releases and forever discharges the Company and its subsidiaries and affiliates from any and all claims, demands or other legal responsibilities of any kind, whether known or unknown, which Mr. Reece now has, has ever had, or may have in the future against the Company from the beginning of time through the Effective Date of this Agreement; provided that indemnity obligations to which Mr. Reece is entitled by law and as contained in the Company’s Bylaws will survive and are not released. Mr. Reece acknowledges that this release of claims covers claims that he may not know about. Mr. Reece agrees to sign, at the end of the Consulting Term, a release to the same effect as set forth above, effective through that date.
     12. Other Agreements/Benefits. This Agreement is in lieu of any severance and all other agreements or programs that might provide benefits to Mr. Reece. Accordingly, and except as may be expressly provided otherwise in this Agreement, Mr. Reece hereby waives all benefits or claims with respect to or under any such other agreements or programs, such as (without limitation) change-in-control agreements and severance benefits, and any such agreements are hereby cancelled as to Mr. Reece.
     13. Miscellaneous.
     13.1 Neither party may assign any of its or his rights or obligations under this Agreement without the prior written consent of the other party.
     13.2 Failure to insist upon strict compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof.
     13.3 If any provisions of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly, to effectuate the essential intent and purposes of this Agreement.

     13.4 As to the subject matter of this Agreement, there are no oral agreements or understandings that limit, expand, or otherwise pertain to these matters. This Agreement constitutes the entire agreement between the parties hereto relative to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto.
     13.5 Any notice which is required or permitted to be given under this Agreement shall be given by personal delivery or certified mail, return receipt requested, and directed to the respective party at its last known address. Unless and until changed, the address of the parties shall be as follows:
TO: Company
M.D.C. Holdings, Inc.
Attn: General Counsel
4350 South Monaco Street, Suite 500
Denver, CO 80237
TO: Mr. Reece
Paris G. Reece III
1325 Forest Trails Drive
Castle Rock, CO 80108
All notices shall be deemed given on the date of personal delivery or, if mailed postage prepaid by certified mail, return receipt requested, on the date of delivery appearing on the return receipt therefor.
     13.6 This Agreement cannot be changed or modified except by a written instrument executed by both parties.
     13.7 This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Colorado without regard to choice of law provisions thereof.
     13.8 The headings and subheadings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     13.9 This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. In the event any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.
     13.10 Mr. Reece acknowledges and represents that the Company has advised him that: (1) he has the right to consult with an attorney before signing this Agreement (and he acknowledges that he has in fact done so), (2) he is releasing the Company and its affiliates from, among other things, any claims which he might have against the Company pursuant to the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers’ Benefit Protection Act of 1990; (3) this Agreement does not cover any rights or claims that may arise under the ADEA after the date of execution of this Agreement; (4) he has twenty-one days to consider this Agreement before signing it (the “21-Day Review Period”); and (5) he has seven days after signing this Agreement in which to revoke this Agreement (the “7-Day Revocation Period”) by delivering notice of his desire to revoke to the Company at 4350 South Monaco Street, 5th floor, Denver, Colorado 80237, attention: General Counsel. This Agreement shall become fully binding upon each of the parties only after expiration of the 7-Day Revocation Period and the full execution hereof. Mr. Reece hereby waives the 21-Day Review Period.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned parties have signed this Agreement on the dates set forth below.

/s/ Paris G. Reece III

Name:	Paris G. Reece III

Date:	April 10, 2008

M.D.C. HOLDINGS, INC.

By:	/s/ Michael Touff

Name:	Michael Touff

Title:	Senior Vice President

Date:	April 10, 2008
[Signature page to Reece Employment and Consulting Agreement]